Exhibit 3(i)

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

MARVEL ENTERTAINMENT, INC.

(a Delaware corporation)

WITH AND INTO

MARVEL ENTERPRISES, INC.

(a Delaware corporation)

(Pursuant to Section 253 of the

General Corporation Law of the State of Delaware)

Marvel Enterprises, Inc., a Delaware corporation (the “Corporation”) does hereby certify:

FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Corporation owns all of the outstanding shares of each class of the outstanding stock of Marvel Entertainment, Inc., a Delaware corporation.

THIRD: That the Corporation, by action at a meeting of the Board of Directors duly called and held on August 30, 2005, determined to merge into itself, Marvel Entertainment, Inc. on the conditions set forth in the following resolutions:

NOW THEREFORE BE IT RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Corporation and hereby approves the merger into itself of its wholly-owned subsidiary, Marvel Entertainment, Inc. and assumes all of such subsidiary’s liabilities and obligations, effective upon the filing of a certificate of ownership and merger embodying these resolutions with the Secretary of State of the State of Delaware; and be it further

RESOLVED, that any time prior to the filing of a certificate of ownership and merger with the Secretary of State, the merger may be terminated by the Board of Directors of either constituent corporation; and be it further

RESOLVED, that pursuant to Section 253(b) of the Delaware General Corporation Law, the Board of Directors deems it advisable and in the best interest of the Corporation, and hereby approves, a change in the Corporation’s corporate name to “Marvel Entertainment, Inc.”, such change to become effective upon the effectiveness of the merger; and be it further

RESOLVED, the Corporation’s charter and bylaws prior to the merger shall be the charter and bylaws of the surviving corporation; and be it further

RESOLVED, that the CEO, General Counsel or any Vice President be and is hereby authorized to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolution to merge said Marvel Entertainment, Inc. into this Corporation, to effect the name change above and to assume Marvel Entertainment Inc.’s liabilities and obligations and the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware, and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said merger; and be it further

RESOLVED, that all actions heretofore taken by any officer of the Corporation in connection with or contemplated by the foregoing resolutions be, and they hereby are, approved, ratified and confirmed in all respects as actions on behalf of the Corporation.

FOURTH: Pursuant to Section 253(b) of the General Corporation Law of the State of Delaware, upon the effectiveness of the merger, the Corporation, as the surviving corporation in the merger, will change its corporate name to

“Marvel Entertainment, Inc.”.

FIFTH: By virtue of the merger and without any action on the part of the holder thereof, each outstanding share of common stock of the subsidiary shall be cancelled and no consideration shall be issued in respect thereof

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer this 16th day of September, 2005 and effective as of September 16, 2005.

MARVEL ENTERPRISES, INC.

By:	/s/ John Turitzin
Name: John Turitzin

Title: Executive Vice President & General
Counsel

RESTATED CERTIFICATE OF INCORPORATION

OF

MARVEL ENTERPRISES, INC.

Marvel Enterprises, Inc., a corporation (the “Corporation”) organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1.            The present name of the Corporation is Marvel Enterprises, Inc. The Corporation was originally incorporated under the name “Toy Biz Acquisition, Inc.,” and its original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on March 18, 1993.

2.            This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the GCL, after an annual meeting of stockholders called and held upon notice in accordance with Section 222 of the GCL and after a vote of stockholders thereat.

3.            This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended, supplemented, and/or restated (the “Certificate of Incorporation”).

4.            The text of the Certificate of Incorporation is hereby restated and integrated and further amended to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Marvel Enterprises, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

PURPOSES

The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

ARTICLE IV

CAPITAL STRUCTURE

4.1          Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 350,000,000 shares, consisting of two classes of capital stock:

(a)          250,000,000 shares of common stock, par value $.01 per share (the “Common Stock”); and

(b)          100,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).

4.2          Designations, Preferences, etc. The designations, preferences, powers, and relative, participating, optional, and other rights and the qualifications, limitations, and restrictions thereof, of the capital stock of the Corporation shall be as set forth in this Certificate of Incorporation.

ARTICLE V

COMMON STOCK

5.1          Dividends. Subject to any preferential or other rights of the holders of outstanding shares of Preferred Stock, when, as, and if dividends are declared by the Corporation’s Board of Directors in accordance with the provisions of this Certificate of Incorporation on outstanding shares of Common Stock, whether payable in cash, in property, or in securities of the Corporation, the holders of shares of the Common Stock shall be entitled to share equally in and to receive all such dividends, in accordance with the number of shares of Common Stock held by each such holder.

5.2          Liquidation Rights. Upon any duly authorized voluntary or any involuntary liquidation, dissolution, or winding-up of the affairs of the Corporation, after payment in full or reasonable provision for payment in full of all claims and obligations of the Corporation, in accordance with Section 281 of the GCL, as the same now exists or may hereafter be amended, or with the provisions of any successor statute, shall have been made, and subject to any preferential or other rights of holders of outstanding shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to share ratably, in accordance with the number of shares of Common Stock held by each such holder, in all remaining assets of the Corporation available for distribution among the holders of Common Stock, whether such assets are capital, surplus, or earnings. For the purposes of this Paragraph 5.2, neither the consolidation or merger of the Corporation with or into any other entity or entities, nor the sale, lease, exchange or transfer by the Corporation of all or any part of its assets, nor the reduction of the number of authorized shares of the capital stock or any class or series thereof of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation as those terms are used in this Paragraph 5.2.

5.3          Voting Rights. At each annual or special meeting of stockholders and for all other purposes, each holder of record of shares of Common Stock on the relevant record date shall be entitled to one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation. The holders of shares of Common Stock shall not have cumulative voting rights.

5.4          No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

ARTICLE VI

PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series only as may be determined and authorized in accordance with the provisions of this Certificate of Incorporation. Subject to the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized, to the fullest extent permitted by law, to fix and alter the powers, designations, preferences, and relative, optional, participating, and other rights, and the qualifications, limitations, and restrictions thereof, granted to or imposed upon any wholly unissued series of Preferred Stock and, unless otherwise provided in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Authorized and unissued shares of any series of Preferred Stock may be issued with such designations, powers, voting rights, preferences, and relative, participating, optional and other rights, if any, and such qualifications, limitations and restrictions thereof, if any, only as may be authorized in accordance with the provisions of this Certificate of Incorporation prior to the issuance of any shares of such series of Preferred Stock, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series and whether the shares of any such series having voting rights shall have multiple votes per share; (iii) the dividends payable on the shares of such series, any restriction, limitation, or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution, or winding-up of the Corporation, or any distribution of its assets; and (vii) the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series are convertible or exchangeable, if such shares are convertible or exchangeable.

Any and all shares of Preferred Stock issued and for which full consideration has been paid or delivered shall be deemed fully paid and non-assessable shares, and the holder thereof shall not be liable for any further payment thereon.

6.1          Class A Junior Participating Preferred Stock; Designation and Amount. The shares of such series shall be designated as Class A Junior Participating Preferred Stock, $.01 par value per share (the “Class A Preferred Stock”), and the number of shares constituting the Class A Preferred Stock shall be two million five hundred thousand (2,500,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Class A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Class A Preferred Stock.

6.2	Dividends and Distributions

(a)          Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Class A Preferred Stock with respect to dividends, the holders of shares of Class A Preferred Stock, in preference to the holders of Common Stock and of any other stock ranking junior to the Class A Preferred Stock, shall be entitled to receive, when, as and if authorized by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of January, April, July and October of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Class A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.10 or (b) an amount, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Class A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)          The Corporation shall declare a dividend or distribution on the Class A Preferred Stock as provided in paragraph (a) of this Section 6.2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.10 per share on the Class A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)          Dividends shall begin to accrue and be cumulative on outstanding shares of Class A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Class A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Class A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Class A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(d)          In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the DGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Class A Preferred Stock shall not be added to the Corporation’s total liabilities.

6.3          Voting Rights. The holders of shares of Class A Preferred Stock shall have the following voting rights:

(a)          Subject to the provision for adjustment hereinafter set forth, each share of Class A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the holders of Common Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)          Except as otherwise provided herein, or in any Certificate of Designation, Preferences and Rights creating a series of Preferred Stock or any similar stock, the holders of shares of Class A Preferred Stock and the holders of shares of Common Stock and any other shares of stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)          Except as set forth herein, or as otherwise provided by law, holders of Class A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

6.4	Certain Restrictions.

(a)          Whenever quarterly dividends or other dividends or distributions payable on the Class A Preferred Stock as provided in Section 6.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Class A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)	declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class A Preferred Stock;

(ii)

declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class A Preferred Stock, except dividends paid ratably on the Class A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)

redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Class A Preferred Stock; or

(iv)

redeem or purchase or otherwise acquire for consideration any shares of Class A Preferred Stock, or any shares of stock ranking on a parity with the Class A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 6.4, purchase or otherwise acquire such shares at such time and in such manner.

6.5          Reacquired Shares. Any shares of Class A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any Certificate of Designation, Preferences and Rights creating a series of Preferred Stock or any similar stock or as otherwise required by law.

6.6	Liquidation, Dissolution or Winding Up.

(a)          Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class A Preferred Stock unless, prior thereto, the holders of shares of Class A Preferred Stock shall have received an amount per share (the “Class A Liquidation Preference”) equal to $10 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment provided that the holders of shares of Class A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class A Preferred Stock, except distributions made ratably on the Class A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

(b)          In the event, however, that there are not sufficient assets available to permit payment in full of the Class A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Class A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Class A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(c)          Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.6.

6.7          Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Class A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Class A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

6.8          No Redemption. The shares of Class A Preferred Stock shall not be redeemable by the Company.

6.9          Rank. The Class A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Corporation’s Preferred Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Class A Preferred Stock.

6.10       Amendment. At any time any shares of Class A Preferred Stock are outstanding, this Certificate of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Class A Preferred Stock, as set forth herein, so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class A Preferred Stock, voting separately as a single class.

6.11       Fractional Shares. Class A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Class A Preferred Stock.

ARTICLE VII

MANAGEMENT OF THE CORPORATION

7.1          Except as otherwise provided herein, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The classes shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the three-year term of service of each class staggered to expire in successive years. The directors shall be assigned to a class at the time of their election.

At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders and each director so elected shall hold office until his successor is elected and qualified, or until his earlier resignation or removal. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible, and the Board of Directors shall decide which class shall contain an unequal number of directors.

7.2          Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office (even though such number of directors may constitute less than a quorum) and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

7.3          Election of directors need not be by written ballot unless the By-Laws so provide.

7.4          The Board of Directors shall have the power to adopt, amend, and repeal the By-Laws of the Corporation.

7.5          The stockholders and directors shall have the power, if the By-Laws so provide, to hold their respective meetings within or without the State of Delaware and may (except as otherwise required by law) keep the Corporation’s books outside the State of Delaware, at such places as from time to time may be designated by the By-Laws or the Board of Directors.

7.6          Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

7.7          Notwithstanding anything to the contrary contained in the By-Laws, a special meeting of the stockholders for any purpose or purposes may be called at any time or from time to time by the Chief Executive Officer or Chairman of the Board of Directors, and shall be called at any time or from time to time at the request in writing of a majority of the total number of directors in office. Except as provided in the immediately following sentence of this Section 7.7, special meetings may not be called by any other person or persons. At any special meetings, no business shall be transacted and no corporate action shall be taken other than as stated in the notice of the meeting.

7.8          In addition to the powers and authority hereinbefore conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and the By-Laws; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed in this Certificate of Incorporation or the By-Laws or required by the laws of the State of Delaware, and all rights herein conferred upon stockholders are granted subject to such reservation.

ARTICLE IX

LIMITATION OF LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing clause shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article IX is in effect shall be deemed to be doing so in reliance on the provisions of this Article IX. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director existing prior to such repeal or modification. The provisions of this Article IX are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or directors, or otherwise.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be duly executed and acknowledged, this 12th day of May, 2004.

MARVEL ENTERPRISES, INC.

By:	/s/ Allen S. Lipson
Name: Allen S. Lipson

Title: President and Chief
          Executive Officer

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